Exhibit 10.3

EXECUTION VERSION

CHANNEL AGREEMENT

THIS CHANNEL AGREEMENT (this “Agreement”) is made as of the 24th day of April, 2018 (the “Effective Date”), by and between Quality Technology Services Holding, LLC, a Delaware limited liability company (“QTS TRS”), and General Datatech, L.P., a Texas limited partnership (“Buyer” and together with QTS TRS, the “Parties”, or each, a “Party”).

RECITALS

A.        The Parties have entered into that certain Transaction Agreement, dated as of even date herewith (the “Transaction Agreement”), by and among Buyer, on the one hand, and QTS TRS and QualityTech, LP, a Delaware limited partnership and the sole owner of QTS TRS (together with QTS TRS, the “Seller Parties”), on the other hand, pursuant to which the Seller Parties agreed to sell to Buyer, and Buyer agreed to purchase from the Seller Parties, certain Purchased Assets (including contracts, tangible personal property and other assets previously used in certain hybrid cloud, hosting and managed services by the Seller Parties), and Buyer agreed to assume certain Assumed Liabilities from the Seller Parties, as set forth in the Transaction Agreement.  Any capitalized terms used in this Agreement but not otherwise defined herein shall be defined as set forth in the Transaction Agreement.

B.         Pursuant to the Transaction Agreement and as partial consideration for the Purchased Assets thereunder, Buyer has agreed to pay a monthly “channel fee” to QTS TRS with respect to revenue under each Current Customer Contract, Replacement Customer Contract and New Customer Contract (each term, as defined below), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.         Monthly Channel Fees.

(a)        During the term of this Agreement, Buyer shall pay to QTS TRS a monthly “channel fee” (collectively, the “Channel Fees”) equal to the aggregate amount of:

(i)          prior to the “Cutoff-Date” (as defined in the Transition Services Agreement),  twenty percent (20%) of the Recognized Revenue received and collected by Buyer or its Affiliates under (i) each Current Customer Contract during or with respect to the Current Term and any renewal term thereof, and (ii) each Replacement Customer Contract during or with respect to its initial term and any renewal term thereof, plus

(ii)         after the Cutoff-Date, fifteen percent (15%) of the Recognized Revenue received and collected by Buyer or its Affiliates under (i) each Current Customer Contract during or with respect to the Current Term and any renewal term thereof, and (ii) each Replacement Customer Contract during or with respect to its initial term and any renewal term thereof, plus

(iii)       eighteen percent (18%) of the Recognized Revenue received and collected by Buyer or its Affiliates under each New Customer Contract during or with respect to its initial term and any renewal term thereof, less

(iv)        the aggregate Third Party Channel Credit.

Buyer shall pay to QTS TRS the aggregate Channel Fee due with respect to each calendar month no later than thirty (30) days following the end of such month (or the next succeeding business day, if later) (a “Payment Date”).  Buyer’s payment on each Payment Date shall be accompanied by a written statement in a form reasonably agreed by the Parties (the “Calculation Statement”) setting forth in reasonable detail Buyer’s determination of Recognized Revenue and the resulting Channel Fee with respect to each Current Customer Contract, Replacement Customer Contract and New Customer Contract for such calendar month (the “Channel Fee Calculation”).

(b)        In the event that (i) any Current Customer Contract is terminated prior to the expiration of its Current Term (or any Replacement Customer Contract is terminated prior to the expiration of its initial term) either (x) by the applicable customer for Buyer’s failure to perform thereunder or (y) by Buyer without cause, and (ii) Buyer does not enter into a Replacement Customer Contract with the same customer, Buyer shall remain obligated to pay to QTS TRS the Channel Fees based on the Recognized Revenue required under the terms of such Current Customer Contract (or Replacement Customer Contract) for the period of time between (x) the date of its termination and (y) the date on which such Current Term (or initial term) would have naturally expired.

(c)        All payments under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by QTS TRS and shall be free and clear of any withholding Taxes.  If any payment required under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at an interest rate of five percent (5%) per annum.  All computations of interest pursuant to this Agreement shall be made on the basis of a year of 365 days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

(d)        Buyer’s obligation to pay each of the Channel Fees to QTS TRS under this Section 1 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Channel Fee or any other obligation under any agreement between the Parties.

(e)        Notwithstanding anything to the contrary in this Agreement, in the event that Buyer transfers or assigns any of its rights or obligations under a Current Customer Contract, Replacement Customer Contract or New Customer Contract to a third party, Buyer shall remain obligated for all Channel Fees and other obligations under this Agreement with respect to such Current Customer Contract, Replacement Customer Contract or New Customer Contract, except to the extent such Channel Fees are actually paid to QTS TRS by the assignee of any such contract.

(f)        For purposes of this Agreement:

(i)         “Current Customer Contract” means each Assigned Contract (including all amendments thereto) listed as a customer contract on Section 2.01(a)(i) of the Disclosure Letter to the Transaction Agreement that is or becomes (A) Transferred to Buyer pursuant to a Bill of Sale, Assignment and Assumption Agreement or (B) subject to a Participation Arrangement under the Transaction Agreement, as the case may be;

(ii)       “Current Term” means the term of a Current Customer Contract in effect (A) at the applicable Transfer Effective Time or (B) as of the date it becomes subject to a Participation Arrangement under the Transaction Agreement, as the case may be;

(iii)      “New Customer Contract” means each agreement (including all amendments thereto) entered into between Buyer or one of its Affiliates and any third party referred to Buyer by QTS TRS, its Affiliates or their respective Representatives if such third party or any of its Affiliates was not a customer of Buyer or any of its Affiliates during the eighteen (18)-month period prior to such referral or was not a potential customer to which Buyer or any of its Affiliates had provided a written proposal for substantially the same services during the eighteen (18)-month period prior to such referral;

(iv)       “Recognized Revenue” means the Revenue recognized under a Current Customer Contract, Replacement Customer Contract or New Customer Contract, as the case may be, in each calendar month or portion thereof on and after (A) the applicable Transfer Effective Time, (B) the date it becomes subject to a Participation Arrangement under the Transaction Agreement or (C) the effective date of such Replacement Customer Contract or New Customer Contract, as the case may be;

(v)        “Replacement Customer Contract” means each agreement (including all amendments thereto) entered into between Buyer or one of its Affiliates and any third party that is or was a customer under a Current Customer Contract;

(vi)       “Revenue” means all revenue under a Current Customer Contract, Replacement Customer Contract or New Customer Contract, as the case may be, including all monthly recurring revenue and non-recurring revenue or charges (including any amounts payable as a termination fee), excluding, for the avoidance of doubt, (x) the portion of such revenue to be passed through to QTS LP or its Affiliates as a payment under the Colocation Agreement, (y) the effect of any credits to which the customer may be entitled as a result of Buyer’s failure to meet services levels under applicable Current Customer Contract, Replacement Customer Contract or New Customer Contract, and (z) the portion of such revenue related to Buyer’s core business, including but not limited to, any sale of IT hardware, software and licensing; IT solutions integration & delivery, including design, staging, configuring, testing and installation; and managed services delivered outside a hosted environment at a QTS data center facility (including all leased and owned facilities); and

(vii)     “Third Party Channel Credit” means, with respect to any Current Customer Contract and Replacement Contract under which Buyer owes a channel fee or payment to a third party, for each calendar month, an amount equal to fifty percent (50%) of the amount of such third party channel fee or payment payable by Buyer to such third party for such calendar month.

2.         Quarterly Review Process.

(b)        QTS TRS shall have ten (10) days after receipt of the Calculation Statement with respect to the third month of each Fiscal Quarter (the “Review Period”) to review such Calculation Statement, the Channel Fee Calculation set forth therein, together with the Calculation Statements and calculations with respect to the other two months in such Fiscal Quarter.  During the Review Period, QTS TRS and its Representatives shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Recognized Revenue for such Fiscal Quarter and the resulting Channel Fee.  Prior to the expiration of the Review Period, QTS TRS may object to the Channel Fee Calculation set forth in the Calculation Statements for such Fiscal Quarter by delivering to Buyer a written notice of objection (an “Objection Notice”), setting forth the items in the applicable Channel Fee Calculation disputed by QTS TRS and the basis for such objection, as well as the amount in dispute.  If QTS TRS fails to deliver an Objection Notice to Buyer prior to the expiration of the Review Period, then the Channel Fee Calculation set forth in the Calculation Statements for such Fiscal Quarter shall be final and binding on the Parties.  If QTS TRS timely delivers an Objection Notice, Buyer and QTS TRS shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Recognized Revenue and the Channel Fee for the applicable Fiscal Quarter.  If Buyer and QTS TRS are unable to reach agreement within fifteen (15) days after delivery of such Objection Notice, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than QTS TRS’s accountants or Buyer’s accountants, appointed by mutual agreement of Buyer and QTS TRS (the “Independent Accountant”).  The Independent Accountant shall be directed to render a written report with respect to any unresolved disputed items as promptly as practicable, but in no event more than thirty (30) days following submission of such items to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Objection Notice.  “Fiscal Quarter” means the three-month period ending on each March 31, June 30, September 30 and December 31 following the Effective Date.  If unresolved disputed items are submitted to the Independent Accountant, Buyer and QTS TRS shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request.  The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the Transaction Agreement and the presentations by Buyer and QTS TRS, and not by independent review.  The resolution of the disputed items and the calculation of Recognized Revenue as set forth in the Independent Accountant’s written report shall be final and binding on the Parties hereto. With respect to any unresolved disputed items submitted to the Independent Accountant, the fees and expenses of the Independent Accountant shall be borne by QTS TRS and Buyer in proportion to the amounts by which their respective calculations of Recognized Revenue differ from Recognized Revenue as finally determined by the Independent Accountant.

(c)        In the event that QTS TRS delivers an Objection Notice, within five (5) days of final resolution of such Objection Notice in accordance with Section 2(a) (whether or not by the Independent Accountant), the Buyer shall pay to QTS TRS or QTS TRS shall pay to the Buyer, as the case may be, the difference between (x) the aggregate Channel Fees previously paid by the Buyer with respect to such Fiscal Quarter, and (y) the aggregate Channel Fees with respect to such Fiscal Quarter as finally determined in accordance with Section 2(a) (the “True-Up Payment”).

(d)        To the extent any True-Up Payment is not paid by Buyer to QTS TRS or by QTS TRS to Buyer, as the case may be, when due hereunder, such amount shall bear interest computed in accordance with Section 1(c).

(e)        For the avoidance of doubt, the procedures set forth in this Section 2 for a Fiscal Quarter shall have no effect on the obligations, timing of payments of Channel Fees and delivery of Calculation Statements pursuant to Section 2 for calendar months in the subsequent Fiscal Quarter.

3.         Certain Obligations of the Parties.

(a)        Until the later of (x) the third (3rd) anniversary of the Effective Date or (y) the effective date of a QTS Direct Colocation Contract (as defined below) entered into in respect of a Current Customer Contract, Replacement Customer Contract or New Customer Contract, Buyer hereby agrees to conduct any and all activities in connection with this Agreement and each Current Customer Contract, Replacement Customer Contract and New Customer Contract in accordance with applicable Law, in good faith, consistent with the highest standards of fair trade, fair competition and business ethics, and Buyer shall use reasonable best efforts to operate the services and perform its obligations under each Current Customer Contract, Replacement Customer Contract and New Customer Contract consistent in all material respects with the manner, nature and level of quality with which the Seller Parties operated such services and performed such obligations (or in the case of a New Customer Contract, similar services or obligations) prior to the applicable Transfer Effective Time or the date of any applicable Participation Arrangement under the Transaction Agreement.  Notwithstanding the foregoing, Buyer shall control, in its sole discretion, all decisions and actions with respect to its performance under the Current Customer Contracts, Replacement Customer Contracts and New Customer Contracts, including with respect to any pricing and service decisions.  Nothing in this Agreement shall be construed as prohibiting Buyer or any customer under a Current Customer Contract, Replacement Customer Contract or New Customer Contract from terminating such agreement.

(b)        If, at any time until the later of (x) the third (3rd) anniversary of the Effective Date or (y) the effective date of a QTS Direct Colocation Contract entered into in respect of a Current Customer Contract or Replacement Customer Contract, Buyer shall have breached any covenant or agreement under this Agreement or such Current Customer Contract, or Replacement Customer Contract in any material respect and such breach shall remain uncured to the Seller Parties’ reasonable satisfaction for a period of sixty (60) days (in the case of a breach of this Agreement) or the cure period under the applicable Current Customer Contract, or Replacement Customer Contract, then, to the extent requested by the Seller Parties, Buyer shall reassign to the Seller Parties, their respective Affiliates or other designees any such Current

Customer Contract or Replacement Customer Contract, with such reassignment using a form of assignment substantially similar to the Bill of Sale, Assignment and Assumption Agreement and with any applicable Purchased Tangible Personal Property repurchased by the Seller Parties, or their respective Affiliates or designees, in exchange for the liquidation value based on a valuation by an accounting, financial or consulting firm designated and mutually agreed to by both parties.

(c)        Buyer and its Affiliates shall use facilities owned by QTS TRS or its Affiliates with respect to all colocation requirements for services under all Current Customer Contracts, Replacement Customer Contracts and New Customer Contracts.  Upon QTS TRS’s request, in connection with any renewal of any Current Customer Contract, Replacement Customer Contract or, if applicable, New Customer Contract, QTS TRS or its Affiliates may enter into colocation agreements directly with the applicable customer in lieu of the obligation of Buyer to provide colocation services under such renewed contract, and Buyer shall reasonably cooperate with QTS TRS and its Affiliates to transfer such colocation requirements from the applicable Current Customer Contract, Replacement Customer Contract or New Customer Contract to agreements directly between QTS TRS or its Affiliates, on the one hand, and the customer, on the other hand (each, a “QTS Direct Colocation Contract”).

(d)        During the term of this Agreement, Buyer shall use reasonable best efforts to maintain separate books and records with respect to the Current Customer Contracts, Replacement Customer Contracts and New Customer Contracts, separate from the books and records of Buyer’s other businesses or contracts.

(e)        If so requested by QTS TRS any time on or after the Effective Date, Buyer shall (and, as applicable, shall cause its Affiliates and Representatives to), at the expense of QTS TRS, enter into a customary joint defense agreement or common interest agreement with one or more of the Seller Parties or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, from QTS TRS.

(f)        If so requested by QTS TRS any time on or after the Effective Date, Buyer and the Seller Parties shall conduct their interactions generally and any exchange of Calculation Statements or Objection Notices through “clean team” procedures in compliance with applicable Law.

4.         Data Center Services.

(a)        For purposes of this Agreement:

(i)         “Current Data Center Services” means any agreement, in effect as of the date hereof, between Buyer or its Affiliate and a third party for the provision or lease of wholesale or retail data center colocation space and/or related services to, or for the benefit of, Buyer, its Affiliate or a customer of Buyer or its Affiliate, including, but not limited to in connection with any New Customer Contract; and

(ii)       “New Data Center Services” means any transaction or agreement for the provision or lease of wholesale or retail data center colocation space and/or related services to, or for the benefit of, Buyer, its Affiliate or a customer of Buyer or its Affiliate, including, but not limited to in connection with any New Customer Contract.

(b)        If and at each time, during the term of this Agreement, (i) Buyer or its Affiliate wishes to obtain any New Data Center Services or (ii) the then-current term of any Current Data Center Services expires and Buyer or its Affiliates wishes to renew/replace such Current Data Center Services, then, before entering into any discussions or negotiations with any third party with respect to such New Data Center Services or renewal/replacement of Current Data Center Services, Buyer shall deliver written notice to QTS TRS of its desire to obtain such New Data Center Services (or renew/replace Current Data Center Services) (the “ROFN Notice”), which notice shall offer to QTS TRS the first right to negotiate exclusively to provide such New Data Center Services (or replace such Current Data Center Services) to Buyer or its Affiliate (the “Right of First Negotiation”).  In the event that QTS TRS elects to exercise its Right of First Negotiation, QTS TRS will have ten (10) days after the date of delivery of the ROFN Notice (the “Assessment Period”) to notify Buyer of such election in writing (the “Election Notice”).  Upon delivery of the Election Notice, Buyer and QTS TRS hereby agree to negotiate in good faith the price and other terms and conditions of the New Data Center Services (or replacement of Current Data Center Services) among the Parties or their respective Affiliates during an additional sixty (60)-day period following delivery of QTS TRS’s Election Notice (the “Negotiation Period”).  For the avoidance of doubt, all information exchanged among the Parties and their respective Representatives during such discussions and negotiations shall be subject to the confidentiality provisions of Section 6 hereof.

(c)        In the event that (i) QTS TRS exercises its Right of First Negotiation, but the Parties do not enter into a definitive or other binding agreement with respect to the New Data Center Services (or replacement of Current Data Center Services) during the Negotiation Period, or (ii) QTS TRS does not exercise its Right of First Negotiation during the Assessment Period, Buyer may thereafter enter into discussions, negotiations and/or a definitive or other binding agreement with a third party with respect to such applicable New Data Center Services (or renewal/replacement of Current Data Center Services).

(d)        The terms of this Section 4 are subject to, and are not intended to modify, the terms of Section 9 (Assignment) hereof.

5.         Representations and Warranties of the Parties.

(a)        QTS TRS is a limited liability company duly formed or organized, validly existing and in good standing under the laws of the State of Delaware.  QTS TRS is duly qualified to do business and is in good standing in the jurisdiction of its organization and as a foreign entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where any such failure could not reasonably be expected to result in a material adverse effect on such QTS TRS’s assets, properties, business or operations.  QTS TRS has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by QTS TRS have been duly authorized by all requisite corporate or organizational action on the part of QTS TRS, and no shareholder or other similar approval is required in connection with QTS TRS’s execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by QTS TRS, and (assuming due authorization, execution and delivery by the other Party hereto) this Agreement constitutes legal, valid and binding obligations of QTS TRS enforceable against QTS TRS in accordance with its terms, subject to the effect on enforceability of any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)        Buyer is a limited partnership duly formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of the State of Texas.  Buyer is duly qualified to do business and is in good standing in the jurisdiction of its organization and as a foreign entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where any such failure could not reasonably be expected to result in a material adverse effect on such Buyer’s assets, properties, business or operations.  Buyer has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite corporate or organizational action on the part of Buyer, and no shareholder or other similar approval is required in connection with Buyer’s execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Party hereto) this Agreement constitutes legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, subject to the effect on enforceability of any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

6.         Confidentiality.  Without limiting the obligations set forth in the Confidentiality Agreement, each Party agrees that all non-public information concerning the transactions contemplated by this Agreement and the Parties’ performance of their respective obligations hereunder will be used by such Party solely in the course of its performance hereunder and will be treated confidentially for so long as it remains non-public and does not otherwise become public by the unauthorized disclosure of such Party in violation of this Section 6.  Except as contemplated in the performance of its obligations hereunder or as permitted by Section 9.04 of the Transaction Agreement, or as otherwise required by applicable Law or Government Authority, such Party shall not disclose such information to any third party, other than such Party’s Representatives, without the prior written consent of the other Party.  Notwithstanding the foregoing, the following will not constitute “non-public information” for purposes of this Agreement: (a) information which was already in such Party’s possession without any obligation of confidentiality prior to its receipt from the other Party; (b) information which is obtained by such Party from a third party who, insofar as is known to such Party, is not prohibited from transmitting the information to such Party by a contractual, legal or fiduciary obligation to the other Party; and (c) information which is or becomes publicly available through no fault of such Party.  At the written request of the other Party and to the extent practicable and permitted by applicable Law or Government Authority, such Party will promptly, at its election, destroy or return paper copies of such information to the other Party at the other Party’s sole expense, and destroy that portion of such information that may be found in analyses, compilations, studies or other documents prepared by such Party or its representatives.  Notwithstanding the foregoing, such information may be retained by such Party and its Representatives to the extent (i) required by applicable Law, Government Authority, or internal compliance or document retention policies or (ii) electronically stored pursuant to automatic back-up storage or archival procedures or systems.

7.         Non-Interference.  Except as otherwise provided in this Agreement, QTS TRS agrees that QTS TRS will not, directly or indirectly, (a) during the term of this Agreement, interfere with the performance of the parties under any Current Customer Contracts, Replacement Customer Contracts and New Customer Contracts (including any renewal of any of the foregoing), or (b) for a period of three years from the date hereof, solicit any party to a Current Customer Contract to terminate its relationship with Buyer with respect to the services required to be provided, and actually being provided, under such contract (whether provided under such contract or a Replacement Customer Contract), in order to obtain such services from a third party provider; provided,  however, that nothing in this Agreement shall be construed as limiting (x) the ability or rights of the Seller Parties or their respective Affiliates, on the one hand, and any customer under a Current Customer Contract or Replacement Customer Contract, on the other hand, from communicating directly with each other regarding the services provided under such contract or potential referrals to another service provider following such time as the Seller Parties are permitted to request reassignment of such contract pursuant to Section 3(b) above, or (y) QTS TRS and its Affiliates from selling new or additional products to any person, including any customer under a Current Customer Contract or Replacement Customer Contract, regardless of whether such products are the same or similar to the services required to be provided, and actually being provided, under such contract.

8.         Term.  Unless terminated earlier by written agreement of the Parties hereto, this Agreement shall become effective on the Effective Date and shall remain in effect until expiration or termination of all Current Customer Contracts, Replacement Customer Contracts and New Customer Contracts (including any renewal of any of the foregoing) in accordance with the terms thereof and payment by a Party to another Party of all amounts due hereunder.

9.         Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided,  however, that notwithstanding the foregoing, QTS TRS may assign this Agreement or any or all of its rights and obligations hereunder to any Person that at the time of such assignment is a Permitted Assignee and that expressly assumes all of the obligations of QTS TRS hereunder, in which case upon any such permitted assignment by QTS TRS the references in this Agreement to QTS TRS shall apply to such assignee unless the context otherwise requires.  Any attempted assignment in violation of this Section 9 shall be void ab initio.

10.       Independent Contractors; Limitation on Scope of Authority.  This Agreement does not contemplate, create or constitute a joint venture, partnership or similar relationship between QTS TRS and Buyer.  Each Party shall have no right, authority or power to represent, or act on behalf of the other Party unless expressly authorized to do so in this Agreement.

11.       Notices.  All notices and communications concerning this Agreement shall be addressed to:

If to Buyer:

General Datatech, L.P.
999 Metro Media Place
Dallas, Texas 75247
Attn: GDT Legal Department
E-Mail: legal@gdt.com

If to QTS TRS

Quality Technology Services Holding, LLC
12851 Foster Street
Overland Park, KS 66213
ATTN: General Counsel
Fax: 877-772-5290
E-Mail: legal@qtsdatacenters.com

Or such address as may be designated in writing to the other party.  Notices may be sent using a reliable overnight courier.

12.       Law.  This Agreement will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, excluding conflict of laws rules.

13.       Remedies; Specific Performance.  Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity.  Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.  Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

14.       Severability.  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired.  If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible, including to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable; provided that if no such agreement shall be reached among the Parties, the Parties agree that the court shall have such power to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.       Counterparts.  This Agreement may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

16.       Entire Agreement.  This Agreement and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, between the Parties respecting the subject matter hereof and thereof.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be executed and delivered on the date first written above by its respective duly authorized officer.

QTS TRS:

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

By	/s/ Chad L. Williams
Name: Chad L. Williams
Title: President and Chief Executive Officer

BUYER:

GENERAL DATATECH, L.P.

By Gendata, L.L.C., its general partner

By	/s/ John W. Roberts
Name: John W. Roberts
Title: President

[Signature Page to Channel Agreement]